EXHIBIT 99.1—Portion of Press Release dated July 10, 2002

Redback Networks Announces Second Quarter 2002 Operating Results

Redback Networks Inc., a leading provider of next-generation broadband networking equipment, today announced results for the quarter ended June 30, 2002. Net revenue for the second quarter of 2002 was $40.1 million, compared to $40.6 million in the prior fiscal quarter and $59.4 million for the same quarter in the prior year.

Pro-forma net loss for the quarter was $0.16 per share compared to a loss of $0.19 in Q1 2002 and a loss of $0.26 in the second fiscal quarter of 2001. Pro-forma results exclude certain impairment and inventory charges, restructuring charges, stock and other compensation related charges, amortization of intangibles and other items detailed within the attached tables.

The GAAP net loss for the quarter ended June 30, 2002 was $0.40 per share compared to a loss of $0.23 in fiscal Q1 2002 and $3.26 in fiscal Q2 2001. During Q2 2002, the Company determined that based on the current business outlook, primarily in the optical transport market, the useful lives of certain assets should be adjusted and additional inventory reserves should be recorded. As a result, the Company recorded GAAP reserves and write-downs totaling $28.8 million for inventory and fixed assets. In addition, under a headcount reduction program announced in April 2002, the Company recorded a charge of $1.6 million for severance and related benefits.

REDBACK is a trademark registered at the U.S. Patent & Trademark Office and in other countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks’ expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, sales distribution, product enhancements, product offering, support services, delivery of services and future success of the strategic relationship. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks and other risks relating to Redback Networks’ business that are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission.